Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-108455 on Form S-8 of Galyan’s Trading Company, Inc. (the “Company”) of our report dated March 14, 2003 (which report expressed an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for goodwill and other intangible assets, effective February 3, 2002 and described in Note 1 to the consolidated financial statements) appearing in the Annual Report on Form 10-K of the Company for the year ended February 1, 2003.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
September 5, 2003